SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                             ----------------------


                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 4)1[FN]

                            People's Choice TV Corp.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    710847104
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                                 (CUSIP Number)

                                December 31, 1998
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              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is Filed:

     [ ] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [X] Rule 13d-1(d)


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[FN]
1    The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 710847104                                            Page 2 of 4 Pages


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1)   Name of Reporting Person                BCI Growth III, L.P.
     I.R.S. Identification
     No. of Above Person (Entities Only)
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2)   Check the Appropriate Box                  (a) [   ]
     if a Member of a Group                     (b) [   ]
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3)   SEC Use Only
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4)   Citizenship or Place                    Delaware
     of Organization
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Number of                5)   Sole Voting    669,474 shares of
Shares Beneficially           Power          Common Stock
Owned by Each
Reporting Person
With:
                         -------------------------------------------------------
                         6)   Shared Voting
                              Power               -0-
                         -------------------------------------------------------
                         7)   Sole Disposi-  669,474 shares of
                              tive Power     Common Stock
                         -------------------------------------------------------
                         8)   Shared Dis-
                              positive Power      -0-
                         -------------------------------------------------------
9)   Aggregate Amount Beneficially           669,474 shares of
     Owned by Each Reporting Person          Common Stock
--------------------------------------------------------------------------------
10)  Check if the Aggregate Amount in Row (9)
     Excludes Certain Shares
--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                               5.2%
     Amount in Row (9)
--------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                    PN

CUSIP No. 710847104                                            Page 3 of 4 Pages


                         Amendment No. 4 to Schedule 13G
                         -------------------------------

          Reference is hereby made to the statement on Schedule 13G originally filed on February 18, 1994, Amendment No. 1 thereto filed on January 2, 1996, Amendment No. 2 thereto filed on February 11, 1997 and Amendment No. 3 thereto filed on February 11, 1998 (as so amended, the "Schedule 13G"). Terms defined in the Schedule 13G are used herein as so defined.

          The following items of the Schedule 13G are hereby amended and restated to read in their entirety as follows:

Item 4 - Ownership.

         (a)  Amount Beneficially Owned:

              669,474 shares of Common Stock

         (b)  Percent of Class:

              5.2%

         (c)  Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote:

              669,474 shares of Common Stock

         (ii) shared power to vote or to direct the vote:

              -0-

          (iii) sole power to dispose or to direct the disposition of:

              669,474 shares of Common Stock

          (iv) shared power to dispose or to direct the disposition of:

              -0-

CUSIP No. 710847104                                            Page 3 of 4 Pages

Signature:

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                              BCI GROWTH III, L.P.

                              By  Teaneck Associates, L.P.,
                                  General Partner



                              By  /s/ Ted Horton
                                --------------------------------------
                                   General Partner


Date: February 11, 1999